UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 1, 2007

GeM Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33099	84-1553046
(Commission File Number)	(IRS Employer Identification No.)

7935 Airport Pulling Road, Suite 201
Naples, FL	34109
(Address of Principal Executive Offices)	(Zip Code)

(239) 592-1816

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 1, 2005, we issued a $1,600,000 principal amount secured convertible promissory note (the “Note”) to Trident Growth Fund, LP (“Trident”).  On May 19, 2006, we entered into a Master Amendment, effective May 1, 2006, whereby, among other things, the maturity date of the Note was extended until the earlier of April 30, 2007 or upon us realizing $5,000,000 of gross proceeds from the sale of convertible debt or equity securities.

The full principal  amount and all accrued and unpaid interest due under the Note in the aggregate amount of $1,646,816 became due and payable on April 30, 2007.  We did not repay such amount which constituted an event of default under the Note.  Under the terms of the Note and related loan documents, when an Event of Default has occurred and is continuing, Trident has various customary rights and is entitled to pursue various customary remedies, including the right to accelerate repayment of all amounts owed under the Note.  In addition, interest accrues at the default rate of up to 21% per annum, and we are required to issue shares of common stock to Trident equal to .1% of our outstanding shares each day until the default is cured.  We are currently in discussions with Trident regarding resolution of the default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeM Solutions, Inc.

Date: May 10, 2007	By:	/s/ John E. Baker
John E. Baker
Chief Executive Officer